Exhibit 99.1

Media Contact:

Katie Curnutte, Zillow

206-757-2701 or press@zillow.com

Zillow Group Closes Sale of Market Leader

to the Perseus Division of Constellation Software

SEATTLE—September 30, 2015 – Zillow Group (NASDAQ: Z and ZG), which houses a portfolio of the largest and most vibrant real estate and home-related brands on mobile and Web, today announced that the sale of Market Leader to the Perseus Division of Constellation Software, Inc., an international provider of market-leading software and services, has closed.

Market Leader, and its approximately 100 employees, will remain based in Bellevue, Wash. The other lead generation businesses housed within Market Leader were sold as well, including Market Leader® Leads Direct and HouseValues.com®.

Zillow Group

Zillow Group (NASDAQ: Z and ZG) houses a portfolio of the largest real estate and home-related brands on the Web and mobile. The company’s brands focus on all stages of the home lifecycle: renting, buying, selling, financing and home improvement. Zillow Group is committed to empowering consumers with unparalleled data, inspiration and knowledge around homes, and connecting them with the right local professionals to help. The Zillow Group portfolio of consumer brands includes real estate and rental marketplaces Zillow®, Trulia®, StreetEasy® and HotPads®. In addition, Zillow Group works with tens of thousands of real estate agents, lenders and rental professionals, helping maximize business opportunities and connect to millions of consumers. The company operates a number of business brands for real estate, rental and mortgage professionals, including Postlets®, Mortech®, Diverse Solutions®, dotloop® and Retsly®. The company is headquartered in Seattle.

Zillow, Postlets, Mortech, Diverse Solutions, StreetEasy, Retsly, and HotPads are registered trademarks of Zillow, Inc. Trulia is a registered mark of Trulia, Inc. dotloop is a registered trademark of DotLoop, Inc.

Perseus Division

The Perseus Division is a provider of software solutions to a number of vertical markets. As an Operating Group of Constellation Software Inc., Perseus acquires, manages, and builds software businesses which provide specialized, mission-critical software solutions. Perseus companies seek to become leaders in their markets by improving their operations, growing through organic initiatives, and seeking acquisitions that can strengthen their market position.